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                                                                      EXHIBIT 15

CUC INTERNATIONAL INC. AND SUBSIDIARIES

EXHIBIT 15--LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

February 11, 1997

Shareholders and Board of Directors
CUC International Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of CUC International Inc. for the registration of 372,123 shares of its common stock of our report dated December 2, 1996 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. that are included in its Quarterly Report on Form 10-Q for the quarter ended October 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                         ERNST & YOUNG LLP

Stamford, Connecticut